Exhibit 10.37
SEPARATION AGREEMENT AND GENERAL RELEASE
     Borders Group, Inc., its affiliates, subsidiaries, divisions, successors and assigns and the past, present and future employees, officers, shareholders, directors, agents, attorneys and insurers thereof, both individually and in their official capacities (collectively referred to throughout this Separation Agreement and General Release as “Borders Group”) and Vincent Altruda (referred to throughout this Separation Agreement and General Release as “Altruda” and more specifically defined in paragraph 5) agree that:
     1. Separation from Employment. This Separation Agreement and General Release (“Agreement”) is made by Borders Group and Altruda based on Altruda’s separation of employment with Borders Group effective February 2, 2007 (the “Effective Date”).
     2. Consideration. In consideration for signing this Agreement and compliance with the promises made herein, Borders Group agrees that Altruda: (a) will continue to receive his current salary through the Effective Date; (b) subject to the mitigation and revocation provisions set forth below, as well as the provisions of paragraph 10 of the Executive Agreement dated August 1, 2006, will receive as severance pay, twelve (12) months salary and bonus being eighty-four thousand three hundred seventy-five dollars ($84,375.00) per month (thirty-eight thousand nine hundred forty-two dollars and thirty-one cents ($38,942.31) per normal pay period for twenty-six (26) periods) for the twelve (12) month period following the Effective Date minus, in each case, the amount of applicable withholding taxes; and (c) a cash payment as soon as practicable following Altruda’s separation from Borders Group, in an amount equal to the fair market value of the restricted shares (but not the restricted share units) awarded to Altruda in March 2006. The fair market value of the restricted shares shall be based upon the closing price of Borders Group, Inc.’s shares on the New York stock Exchange on the day prior to Altruda’s termination date. The amount of severance described in (b) above shall be reduced by the amount that Altruda receives from other employment during the twelve (12) month period. Altruda agrees to make reasonable efforts to seek other employment, and to immediately notify Borders Group if he accepts other employment and the amounts received therefrom. Except for the payments described in (a), (b) and (c) above, Altruda shall not be entitled to any payments of any nature whatsoever from Borders Group.
     3. No Consideration Absent Execution of this Agreement. Borders Group and Altruda acknowledge and agree that, prior to the signing of this Agreement, Altruda did not have a contract for employment for any definite period of time. As such Altruda understands and agrees that Borders Group would not be obligated to employ him through the Effective Date and he would not be eligible for the payments provided for herein except for his execution of this Agreement.
     4. Revocation. Altruda may revoke this Agreement for a period of seven days following the day he executes this Agreement. Any revocation within this period must be submitted, in writing, to Borders Group and state, “I hereby revoke my acceptance of the Agreement.” The revocation must be personally delivered to Daniel Smith or his designee, or mailed to Daniel Smith and postmarked within seven days of execution of this Agreement. This Agreement shall not become effective or enforceable until the revocation period has expired. If the last day of the revocation period is a Saturday, Sunday, or legal holiday in Michigan, then the revocation period shall not expire until the next following day which is not a Saturday, Sunday, or legal holiday.

     5. General Release of Claims. Altruda knowingly and voluntarily releases and forever discharges Borders Group of and from any and all claims, known and unknown, against Borders Group, which Altruda, his heirs, executors, administrators, successors, and assigns (referred to collectively throughout this Agreement as “Altruda”) have or may have as of the date of execution of this Agreement, including, but not limited to, any alleged violation of:
•	The National Labor Relations Act, as amended;

•	Title VII of the Civil Rights Act of 1964, as amended;

•	The Civil Rights Act of 1991;

•	Sections 1981 through 1988 of Title 42 of the United States Code, as amended;

•	The Employee Retirement Income Security Act of 1974, as amended;

•	The Immigration Reform Control Act, as amended;

•	The Americans with Disabilities Act of 1990, as amended;

•	The Age Discrimination in Employment Act of 1967, as amended;

•	The Occupational Safety and Health Act, as amended;

•	The Fair Credit Reporting Act;

•	The Family and Medical Leave Act of 1933;

•	The Equal Pay Act, as amended;

•	The Worker Adjustment and Retraining Notification Act, as amended;

•	The Michigan Elliot-Larsen Civil Rights Act;

•	The Michigan AIDS Testing and Confidentiality Act;

•	The Michigan Persons with Disabilities Civil Rights Act, as amended;

•	The Michigan Equal Pay Law;

•	The Michigan Comp. Laws Ann. “Whistleblowers Protection Act” provision (sec. 15-361-15.369);

•	The Michigan Comp. Laws Ann. “Workers’ Compensation: Retaliation” provision (sec. 418.301(11) and (12));

•	Any other federal, state or local civil or human rights law or any other local, state or federal law, regulation or ordinance;

•	Any public policy, contract, tort, or common law; or

•	Any allegation for costs, fees or other expenses including attorneys’ fees incurred in these matters.

•	Any claims arising from or related to tax obligations to any payment made hereunder, including but not limited to any acceleration of income or social insurance taxes, or increase in income taxes, or interest and penalties imposed with respect to any of his severance benefits (as determined under the guidance issued under Section 409A including, but not limited to, the plan aggregation rules under Section 409A).

Without limiting the generality of the foregoing, Altruda hereby releases any and all claims he may have against Borders Group pertaining in any way to his employment with Borders Group or the termination thereof, whether known or unknown at the time of this Agreement, and Altruda assumes the risk that he might subsequently discover claims or causes of action which are presently unknown to him. Accordingly, Altruda voluntarily agrees that this release extends to all claims, whether known to him or unknown, existing at the time of this Agreement.
Notwithstanding the foregoing or any other provision of this Agreement, Altruda is not waiving or releasing any benefits to which he may be entitled under the Borders Group Savings Plan or any medical or other welfare benefit plan of Borders Group.
     6. Altruda’s Acknowledgment of Tax Liability. Altruda hereby acknowledges and agrees as follows: (a) nothing in this Agreement constitutes tax advice; (b) Borders Group does not take any responsibility, or have any liability to Altruda with respect to his tax liability and/or his personal tax reporting; (c) Altruda has been given the opportunity and encouraged to consult with his own attorney and to seek professional tax advice prior to execution of this Agreement; and (d) Altruda agrees to indemnify Borders Group and hold it harmless from any liability for income taxes, interest or penalties that may be imposed as a result of under-payment or non-payment of taxes on any amounts paid Altruda under the terms of this Agreement.
     7. Affirmations. Altruda affirms that he has not filed, caused to be filed, or presently is a party to any claim, complaint, or action against Borders Group in any forum or form. Altruda further affirms that he has been paid and has received all leave (paid or unpaid), vacation pay, compensation, wages and bonuses to which he may be entitled and that no other leave (paid or unpaid), vacation pay, compensation, wages or bonuses are due to him, except as provided in this Agreement. Employee furthermore affirms that he has no known workplace injuries or occupational diseases; and has been provided and/or has not been denied any leave requested under the Family and Medical Leave Act.
     8. Confidentiality and Return of Property. Altruda agrees that he will maintain in strict confidence and will not, directly or indirectly, divulge, transmit, publish, release or otherwise use or cause to be used in any manner, any confidential information relating to Borders Group, including but not limited to, clients, customers, proprietary knowledge and trade secrets, research, business plans, business methods, operating procedures or programs, merchandising strategies, pricing strategies, sales and financial information, technology, software systems, operations, processes, computer programs and data bases, records, development data and reports, store designs, quality control specifications, cost analysis, flow charts, know-how, employee lists, customer lists, supplier lists, marketing data, personnel data, or any other information of like nature. Altruda acknowledges that all information regarding Borders Group compiled or obtained by, or furnished to, him in connection with his employment or association with Borders Group is confidential information and Borders Group’s exclusive property. Upon demand by Borders Group, Altruda will surrender to Borders Group all original and facsimile records, documents and data in his possession pertaining to Borders Group. The foregoing covenant of confidentiality has no temporal, geographical or territorial limitation.
     9. Confidentiality of this Agreement. Altruda agrees that he will maintain in strict confidence and will not, directly or indirectly, divulge, transmit, publish, release or otherwise disclose, the terms of this Agreement except to his spouse, domestic partner (as defined by Borders Group Inc. benefits plans), tax advisor and an attorney with whom Altruda chooses to consult regarding his consideration of this Agreement, provided that said individuals agree to be bound by the terms of this Confidentiality Clause and Altruda agrees to be liable for any breach by them.
     10. Non-Disparagement. Altruda agrees not to defame, disparage or demean Borders Group in any manner whatsoever.
     11. Discontinuance of Severance Payments. Altruda agrees that any right to receive severance payments hereunder will cease if, during the one-year period following his termination of employment, he directly or indirectly becomes an employee, director, advisor of, or otherwise affiliated with, any other entity or enterprise whose business is in competition with the business of Borders Group.
     12. Enforcement. The parties agree that in the event any dispute arises relating to or arising out of this Agreement such dispute will be resolved through arbitration conducted by the American Arbitration Association in Ann Arbor, Michigan. The parties further agree that the award in such arbitration will be binding and enforceable pursuant to the Michigan Arbitration Act and the Federal Arbitration Act. This section will not restrict Borders Group’s right of equitable relief in a court of law having competent jurisdiction for any breach or violation of any duty owed or obligation of non-disparagement, confidentiality, non-competition, or duty loyalty owed by Altruda to Borders Group.
     13. Governing Law and Interpretation. This Agreement shall be governed and conformed in accordance with the laws of the State of Michigan without regard to its conflict of laws provision. Should any provision of this Agreement be declared illegal or unenforceable by any court of competent jurisdiction or arbitrator/arbitration panel, and cannot be modified to be enforceable, excluding the general release language, such provision shall immediately become null and void, leaving the remainder of this Agreement in full force and effect.
     14. No Admission of Wrongdoing. Altruda agrees that neither this Agreement nor the furnishing of the consideration for this Release shall be deemed or construed at anytime for any purpose as an admission by Borders Group of any liability or unlawful conduct of any kind.
     15. Amendment. This Agreement may not be altered, modified or changed except upon express written consent of both parties wherein specific reference is made to this Agreement.
     16. Entire Agreement; Termination of Prior Agreements. This Agreement sets forth the entire agreement between the parties hereto, and fully supersedes any prior written or oral agreements or understandings between the parties, which are hereby terminated and of no further force and effect, including but not limited to prior employment agreement(s), with the exception of the provisions set forth in paragraph 10 of the Executive Agreement dated August 1, 2006 (a copy of which is attached hereto). Altruda acknowledges that he has not relied on any representations, promises, or agreements of any kind made to him in connection with his decision to sign this Agreement, except for those referenced in this paragraph.
     ALTRUDA HAS BEEN ADVISED IN WRITING THAT HE HAS AT LEAST TWENTY ONE (21) CALENDAR DAYS TO CONSIDER THIS AGREEMENT, IN WHICH YOU WAIVE IMPORTANT RIGHTS, INCLUDING THOSE UNDER THE AGE DISCRIMINATION IN

EMPLOYMENT ACT OF 1967. WE ADVISE YOU TO CONSULT WITH AN ATTORNEY PRIOR TO EXECUTION OF THIS AGREEMENT.
     ALTRUDA AGREES THAT ANY MODIFICATIONS, MATERIAL OR OTHERWISE, MADE TO THIS AGREEMENT DO NOT RESTART OR AFFECT IN ANY MANNER THE ORIGINAL TWENTY ONE (21) DAY CONSIDERATION PERIOD.
     HAVING ELECTED TO EXECUTE THIS AGREEMENT, TO FULFILL THE PROMISES SET FORTH HEREIN, AND TO RECEIVE THEREBY THE SUMS AND BENEFITS SET FORTH IN PARAGRAPH “2” ABOVE, ALTRUDA FREELY AND KNOWINGLY, AND AFTER DUE CONSIDERATION, ENTERS INTO THIS AGREEMENT INTENDING TO WAIVE, SETTLE AND RELEASE ALL CLAIMS HE HAS OR MIGHT HAVE AGAINST BORDERS GROUP.
IN WITNESS WHEREOF, the parties hereto knowingly and voluntarily executed this Agreement as of the date set forth below:

/S/ VINCENT ALTRUDA ————————————————————— Vincent Altruda Date: February 2, 2007 BORDERS GROUP, INC.
By:	/S/ DAN SMITH

Date: February 2, 2007